                                                                    Exhibit 99.1

                      Lucille Farms, Inc. Announces Results
                     For the Quarter Ended December 31, 2003

Montville, NJ - February 24, 2004 - Lucille Farms Inc (NASDAQ - Lucy) a manufacturer and marketer of low moisture mozzarella cheese, low moisture mozzarella type cheese products and shredded cheese today announced its results for the third quarter of fiscal 2004.

                                          Three months ended                 Nine months ended
                                              December 31                        December 31
                                            (in thousands)                     (in thousands)
                                           2003           2002                2003           2002
                                           ----           ----                ----           ----
Net Sales                               $10,850         $9,746             $30,199        $28,262
Income/(loss)                            $(317)         $(295)                 $23         $(276)
Net Income (loss) per share:
     Basic:                              $(.10)         $(.09)                $.01         $(.08)
     Diluted:                            $(.10)         $(.09)                $.01         $(.08)
Weighted Average Shares
     Basic                            3,137,937      3,284,775           3,138,862      3,299,120
     Diluted                          3,137,937      3,284,775           3,138,862      3,299,120

Net loss for the quarter ended December 31, 2003, was $(317,000) compared to a loss of $(295,000) for the comparable quarter last year. Net income for the nine months ended December 31, 2003 was $23,000 compared to a loss of ($276,000) ($1,151,000 before a nonrecurring gain of $875,000) for the same period of the prior year. The improvement in net income for the nine month period primarily is due to the reduction in operating costs and improved productivity at the Company's cheese manufacturing plant, both of which were initiated by new management. These factors have led to a lower cost per pound of cheese manufactured. However, during the quarter ended December 31, 2003, the CME block cheddar cheese market, upon which the Company bases the sales price for its products, fell from $1.60 per pound to $1.31 per pound, and there was no corresponding proportionate decrease in the cost of raw materials. Management is aware that this imbalance will occur from time to time, and is addressing this situation by continuing to work to reduce operating costs, improve productivity, and change the mix of products it sells to include higher margin items.

The increase in cost of sales and corresponding decrease in gross margin for the quarter ended December 31, 2003 is primarily a result of the falling cheese market and the cost of milk that did not decline proportionately to lower cheese prices.

The Company is continuing to work on new products to sell to mozzarella users. Two of these products have been introduced. "Lucille Select" is REAL pizza cheese designed for the value conscious buyer, and "Lucille Premium" Reduced Fat Mozzarella Cheese is designed for health conscious consumers seeking reduced fat and no carbohydrate products. The Company believes that these products will achieve market acceptance.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends and future profitability. Such forward-looking statements involve risks and uncertainties expressed or implied by such forward-looking statements.

Contact:  Jay Rosengarten, CEO
           973-334-6030


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